EXHIBIT 4.20

Amendment No. 1 to Term Loan and Security Agreement

THIS AMENDMENT, dated as of April 30, 2010 (the “Amendment”), to the Term Loan and Security Agreement, dated as of March 19, 2010 (the “Security Agreement”), is by and between Clutterbuck Funds LLC, a Delaware limited liability company (the “Lender”) and PhotoMedex, Inc., a Delaware corporation (the “Borrower”).

WHEREAS, the Borrower issued a Secured Promissory Note, dated as of March 19, 2010 (the “Note”, and together with the Security Agreement, the “Clutterbuck Documents”), to the Lender in the original principal amount of Two Million and Five Hundred Thousand Dollars ($2,500,000).

WHEREAS, in connection with the Note, the Borrower granted a security interest in certain collateral pursuant to the Security Agreement.

WHEREAS, Section 3.2(x) of the Security Agreement states that Borrower shall file a UCC-1 Financing Statement for each Obligor (as defined below) providing notice that the Pledged Units (as defined below) remain the property of the Borrower and subject to a lien in favor of the Lender and subject to the Permitted Liens (as defined below).

WHEREAS, the Borrower has requested, and the Lender has agreed, to amend Section 3.2(x) of the Security Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.  All capitalized terms used but not defined in this Amendment shall have the meaning given to such terms in the Security Agreement.

2. Amendment.  The Security Agreement is hereby amended by restating Section 3.2(x) in its entirety as follows:

(x) Intentionally omitted and removed.

3. Continuing Effect.  Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification of the terms, conditions or covenants of the Clutterbuck Documents, or a waiver of any terms and provisions thereof, and the Clutterbuck Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

4. Reaffirmation and Confirmation.  The Borrower hereby ratifies, affirms, acknowledges and agrees that the Clutterbuck Documents represent the valid and enforceable obligations of the Borrower.  The Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payment of the Note.  The Liens and rights securing payment of the Note are hereby ratified and confirmed by the Borrower in all respects.

5. Condition to Effectiveness.  This Amendment shall become effective upon the Borrower and the Lender executing and delivering this Amendment.

6. Governing Law.  This Amendment shall be a contract made under and governed by the laws of the State of Delaware.

7. Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed by their proper corporate officers thereunto duly authorized as of the day and year first above written.

BORROWER:	PhotoMedex, Inc.

	By:	/s/ Dennis M. McGrath
Name: Dennis M. McGrath
Title: Chief Executive Officer

LENDER:	Clutterbuck Funds LLC

	By:	/s/ Robert T. Clutterbuck
Name: Robert T. Clutterbuck
Title: Managing Partner